Exhibit 5.1

I	ArentFox Schiff LLP 1717 K Street NW Washington, DC 20006 202.857.6000 main 202.857.6395 fax afslaw.com

May 19, 2026

CNS Pharmaceuticals, Inc.

2100 West Loop South, Suite 900

Houston, Texas 77027

Ladies and Gentlemen:

We have acted as counsel to CNS Pharmaceuticals, Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”), filed by the Company on May 19, 2026, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration for resale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to (i) 650,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”) and (ii) 9,143,479 shares of Common Stock issuable upon the exercise of certain outstanding warrants (the “Warrants”) issued by the Company to the Selling Stockholders (the “Warrant Shares”).

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the Warrants, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. The Shares have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and non-assessable; and

2. The Warrant Shares initially issuable upon exercise of the Warrants when issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, will have been duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to Chapter 78 of the Nevada Revised Statutes, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ ArentFox Schiff LLP

ARENTFOX SCHIFF LLP